Volume 13, Issue 1
First Quarter 2005
INVESTMENT PROFILE
is published quarterly to keep current and potential Heartland stockholders informed of company activities and to provide an overview of the Company’s current financial performance.

Community Banking

Dubuque Bank & Trust
Galena State Bank
First Community Bank
Riverside
Community Bank
Wisconsin
Community Bank
New Mexico
Bank & Trust
Arizona Bank & Trust
Rocky Mountain Bank

Consumer Finance

Citizens Finance

Investment Banking

HTLF Capital Corp.

Vehicle Leasing and
Fleet Management

ULTEA

Contact

John K. Schmidt
(563) 589-1994
jschmidt@htlf.com

Highlights

■ Income before taxes, exclusive of securities
    gains, improved by 34% over firstquarter
    2004.
■ Since the acquisition of Rocky Mountain Bank
    was completed on June 1, 2004, their earnings
    were not included in the first-quarter 2004
    results. Their contribution to net income
    during the first quarter of 2005 was $457,000.
■ Net interest income increased 31% during the
    first quarter of 2005, primarily due to the 31%
    growth in average earning assets, of which
    13% resulted from internal growth and 18%
    from the acquisition of Rocky Mountain Bank.
■ Net interest margin as a percentage of average
    earning assets remained steady at 3.97% during
    the first quarter of 2005 compared to 3.99% for
    the fourth quarter of 2004 and 3.94% for the
    first quarter of 2004.
■ Exclusive of securities gains, noninterest
    income increased 19%. Service charges and
    fees increased 26%,over half of which was due
    to the addition of Rocky Mountain Bank.Trust
    fees improved 56%, primarily as a result of
    additional fees generated by the accounts
    acquired from the Wealth Management Group
    of Colonial Trust Company on August 31, 2004.
■ Noninterest expense increased 26%, reflecting
    increased costs related to the acquisitions of
    Rocky Mountain Bank and the Wealth
    Management Group.Total full-time equivalent
    employees increased 182 for the quarters
    under comparison, 123 of whom are at Rocky
    Mountain Bank and 13 at the acquired trust
    operations in Arizona.
■ Full integration of Rocky Mountain Bank will
    continue to proceed during the second and
    third quarters of this year. Conversion to our
    mainframe software was completed in April.
■ Nine new locations are on the docket for 2005
    as follows:
    ■ Three at New Mexico Bank & Trust
    ■ Two each at Arizona Bank & Trust and
        Rocky Mountain Bank
    ■ One each at Riverside Community Bank and
        Wisconsin Community Bank

Investor Information

Heartland’s common stock is traded on the NASDAQ® National Market System under the symbol “HTLF.”  Heartland is its own stock transfer agent.Any correspondence may be directed to Lois K. Pearce, Corporate Secretary. Primary market makers are:

■ Howe Barnes Investments, Inc., 222 S. Riverside
    Plaza, 7th Floor, Chicago, IL 60606-5808, Phone
    800-800-4693
■ FTN Financial Securities Corp., 350 Madison
    Avenue, 19th Floor, New York, NY 10017, Phone
    866-268-6529

Additional information about Heartland is available
through our website at www.htlf.com

Stock Value Per Share

Closing Price (3/31/05): $19.86
52-Week Price Range (3/31/05): $16.75-$22.07
Book Value (3/31/05): $10.68
Price/Book Value (3/31/05): 185.96%
Current Dividend: $0.32
Yield: 1.61%
PE Ratio - Diluted (3/31/05): 15.516
Shares Outstanding (3/31/05): 16,481,082

This newsletter may contain forward-looking statements. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.Heartland undertakes no obligation to update any statement in this newsletter in light of new information or future events.

Financial Highlights (Dollars in thousands, except per share data)

	For the Qtrs Ended March 31,		For the Years Ended December 31,
	2004	2003	2004	2003	2002
Income Statement Data
Net Interest income	$22,007	$16,843	$77,130	$61,190	$57,680
Provision for loan losses	1,364	1,356	4,846	4,183	3,553
Noninterest income	9,715	9,721	37,841	36,541	30,645
Noninterest expense	22,751	18,016	81,936	67,692	60,659
Income tax expense	2,343	2,126	7,937	8,137	7,523
Income from continuing operations	5,264	5,066	20,252	17,719	16,590
Income from operations of discontinued branch	-	-	-	-	2,277
Net income	5,264	5,066	20,252	17,719	18,867

Ratios
Return on average equity	12.06%	14.26%	12.82%	13.46%	16.44%
Return on average assets	0.81	1.02	0.87	0.95	1.13
Net interest margin (tax equivalent)(1)	3.97	3.94	3.87	3.80	4.04
Allowance as a percent of total loans	1.46	1.43	1.41	1.40	1.40
Earnings per share - diluted	$0.32	$0.33	$1.26	$1.16	$1.28
Earnings per share from continuing operations-diluted(2)	0.32	0.33	1.26	1.16	1.12
Dividends per share	0.08	0.08	0.32	0.27	0.27
Book value per share	10.68	9.63	10.69	9.29	8.40

Balance Sheet Data
Total assets	$2,631,737	$2,053,759	$2,629,055	$2,018,366	$1,785,979
Total loans and leases, net of unearned	1,783,256	1,339,829	1,772,954	1,322,549	1,152,069
Total deposits	1,990,575	1,473,192	1,983,846	1,492,488	1,337,985
Stockholders' equity	175,999	145,899	175,782	140,923	124,041

(1)Tax-equivalent basis is calculated using an effective tax rate of 35%. / (2)Excludes discontinued operations of our Eau Claire branch.

Total Assets (In thousands)            Total Loans (In thousands)                Total Deposits (In thousands)
[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]

Earnings Per Share from Continuing Operations - Diluted   Net Interest Margin (Tax equivalent)  Allowance as Percent of Total Loans
[GRAPHS DEPICTING VALUES IN THE TABLE ABOVE]